Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Senior Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME UP, 20.8%
FOR THE FIRST QUARTER ENDED MARCH 31, 2004

CRANBURY NJ – APRIL 19, 2004……1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1st Constitution Bank, announced today record net income for the first quarter ended March 31, 2004. For the quarter ended March 31, 2004, net income increased by 20.8 percent to $875,807 or $.53 cents per diluted share, up from $724,869 or $.45 cents per diluted share achieved during the first quarter of last year. All per share amounts have been restated to give effect to a 5 percent stock dividend declared on December 18, 2003.

Net interest income increased $568,757 or 23.8 percent over the first quarter of 2003. Return on average assets stood at 1.21 percent for the period, while return on average equity reached 14.68 percent. The Company’s net interest margin grew to 4.37 percent in the current quarter, which represents a positive increase from the 3.98 percent achieved during the corresponding quarter last year.

Robert F. Mangano, president and chief executive officer of 1ST Constitution Bancorp said “higher earnings were due primarily to the expansion of the Bank’s loan and deposit activities, along with its ability to continue to generate non-interest income.” Loans in all categories grew by 7.0 percent for the period and while deposits increased by 7.9 percent when compared to the first quarter of last year.

During the first quarter of 2004, 1st Constitution obtained regulatory approval to open its ninth branch banking office in Fort Lee, New Jersey. This office, which initially opened as a regional loan production center, will now become a full service branch bank. In addition , the opening of the Jamesburg branch banking office, which was previously announced, will occur on April 26, 2004.

At March 31, 2004, 1st Constitution Bancorp had total assets of $294.8 million and through its primary subsidiary, 1ST Constitution Bank, operates 7 branch banking offices in Cranbury (2), Hamilton, Montgomery, Perth Amboy, Plainsboro and Princeton.

1ST Constitution Bancorp is traded on the NASDAQ National Market under the trading symbol FCCY, and can be accessed through the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp Selected Consolidated Financial Data

($ in thousands)	Three Months Ended March 31,		Years Ended December 31,
	2004	2003 *	2003	2002	2001

Income Statement Data:
Interest income	$3,988	$3,527	$14,387	$14,308	$14,796
Interest expense	1,033	1,141	4,374	5,099	6,741

Net interest income	2,955	2,386	10,013	9,209	8,055
Provision for loan losses	60	60	240	240	300

Net interest income after prov.for loan losses	2,895	2,326	9,773	8,969	7,755
Non-interest income	512	535	2,401	1,525	1,186
Non-interest expense	2,120	1,743	7,169	6,288	5,552

Income before income taxes	1,287	1,118	5,005	4,206	3,389
Income tax expense	411	393	1,777	1,519	1,237

Net income	$876	$725	$3,228	$2,687	$2,152

Balance Sheet Data:
Total Assets	$294,849	$273,620	$293,483	$273,862	$232,801
Loans, including loans held for sale	178,047	166,459	163,950	151,050	124,937
Allowance for loan losses	(1,847)	(1,730)	(1,787)	(1,670)	(1,414)
Investment securities available for sale	92,052	73,843	85,000	82,029	61,605
Investment securities held to maturity	6,060	7,118	6,191	7,172	6,035
Deposits	243,900	225,983	245,354	224,149	193,882
Shareholders’ Equity	24,785	21,383	23,585	20,995	17,433

Performance Ratios:
Return on average assets	1.21%	1.12%	1.18%	1.06%	1.03%
Return on average equity	14.68%	13.97%	14.85%	14.09%	13.17%
Net interest margin	4.37%	3.98%	3.94%	3.87%	4.04%
Efficiency ratio	61.1%	59.7%	57.7%	58.6%	60.1%

Asset Quality:
Loans past due over 90 days and still accruing	$0	$4	$0	$2	$0
Nonaccrual loans	330	419	331	156	618
OREO property	9	56	9	9	0
Net charge-offs (recoveries)	0	0	123	(15)	18
Allowance for loan losses to total loans	1.09%	1.15%	1.09%	1.11%	1.13%
Nonperforming loans to total loans	0.19%	0.27%	0.20%	0.10%	0.49%

Per Share Data:
Earnings per share (Basic)	$0.56	$0.47	$2.07	$1.74	$1.39
Earnings per share (Diluted)	$0.53	$0.45	$1.97	$1.65	$1.34
Book value per share	$15.86	$13.68	$15.07	$13.58	$11.31

* Certain March 2003 amounts have been reclassified to conform with the 2004 presentation.